Exhibit 4.1

WARRANT ISSUANCE AGREEMENT

WARRANT ISSUANCE AGREEMENT, dated as of December 2, 2011 (this “Agreement”), by and among BUILDERS FIRSTSOURCE, INC., a company incorporated under the laws of the State of Delaware (the “Company”), on the one hand, and Highbridge Principal Strategies – Senior Loan Fund II, L.P., a Cayman Islands limited partnership, Highbridge Onshore Senior Investments, LLC, a Delaware limited liability company, and Highbridge Senior Loan Sector A Investment Fund, L.P., a Cayman Islands limited partnership (each, a “Warrantholder” and collectively, the “Warrantholders”), on the other hand.

WHEREAS, the Company is issuing and delivering to each of the Warrantholders or its nominees or assigns a warrant (as amended or otherwise modified from time to time, and together with any warrants issued or in substitution therefor or replacement thereof in accordance with the terms thereof, the “Warrant”, and together with any warrants issued to other Warrantholders or in substitution therefor or replacement thereof in accordance with the terms thereof, the “Warrants”) to purchase shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”; the shares of Common Stock issued or issuable upon exercise of the Warrants are hereinafter referred to as the “Warrant Shares”) equal to the number of shares of Common Stock set forth opposite such Warrantholder’s name on Exhibit A attached hereto, subject to the terms, conditions and adjustments set forth in the Warrant.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

ISSUANCE AND FORM OF WARRANTS.

SECTION 1.01 Issuance of Warrant. The Company, for good and valuable consideration, hereby agrees to issue to each of the Warrantholders on the date hereof a Warrant entitling such Warrantholder to purchase from the Company the shares of Common Stock of the Company in accordance with the terms of the Warrant. The Warrants are being issued in conjunction with that certain Financing Agreement (the “Financing Agreement”), dated as of the date hereof, by and among the Company, each subsidiary of the Company listed as a “Borrower” on the signature pages thereto, each subsidiary of the Company listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto (the “Lenders”) and the Highbridge Principal Strategies, LLC, as collateral agent and administrative agent for the Lenders.

SECTION 1.02 Form of Warrant. The certificates evidencing the Warrant to be delivered pursuant to this Agreement, the form of which is attached hereto as Exhibit B, shall be in registered form only and shall comply with the General Corporation Law of the State of Delaware. The Warrants shall be subject to the terms and conditions set forth therein and in this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Warrantholders as to itself, as follows:

SECTION 2.01 Organization and Qualification. The Company is duly organized and validly existing in good standing under the laws of the State of Delaware, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a material adverse effect on the Company.

SECTION 2.02 Authority Relative to This Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

SECTION 2.03 Issuance of Warrant and Warrant Shares. The Warrants are duly authorized, validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof, and shall not be subject to preemptive rights or other similar rights of any holders of Common Stock or other interests of the Company. The Warrant Shares have been duly authorized and reserved for issuance upon exercise of the Warrants, and upon such exercise in accordance with the terms thereof, will be validly issued, fully paid and non-assessable, free from all taxes, liens and charges except those created by the Warrantholders, and will not be subject to preemptive rights or other similar rights of any holders of Common Stock or other interests of the Company. Assuming the accuracy of the representations and warranties of the Warrantholders in Section 3.04 and Section 3.05 hereof, the offer and issuance by the Company of the Warrant is exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”).

SECTION 2.04 No Conflicts. (a) The execution and delivery of this Agreement by the Company do not, and the performance of its obligations under this Agreement by the Company does not and shall not, (i) conflict with or violate any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination,

Warrant Issuance Agreement

amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of The NASDAQ Global Select Market) applicable to the Company or by which any property or asset of the Company is bound or affected.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations under this Agreement by the Company does not and shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity.

SECTION 2.05 Capitalization. (a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, of which as of the date hereof, (A) 98,806,146 shares are issued and outstanding, (B) 5,738,394 shares are reserved for issuance pursuant to awards that have been granted under the Company’s stock option and stock purchase plans, (C) 1,939,593 shares are reserved for issuance pursuant to the Company’s stock option and stock purchase plans for awards that have not been granted, and (D) zero shares are reserved for issuance pursuant to securities (other than the aforementioned awards in (B) and (C) and the Warrants) exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, of which none are issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable.

(b) (i) None of the Company’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company other than as disclosed in the Company’s SEC Documents (as defined below); (iii) except as disclosed in the Company’s SEC Documents, there are no outstanding debt securities, notes, credit agreements, credit facilities or other material agreements, documents or instruments evidencing indebtedness of the Company or by which the Company is or may become bound; (iv) except as disclosed in the Company’s SEC Documents, there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Warrants; and (vi) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. For purpose of this Agreement, “SEC Documents” shall mean all reports filed by the Company with the United States Securities and Exchange Commission pursuant to the reporting requirements of the Exchange Act during the past twelve months.

Warrant Issuance Agreement

SECTION 2.06 Acknowledgement Regarding Warrantholder’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding, but subject to compliance by the Warrantholder with applicable law, it is understood and acknowledged by the Company (i) that the Warrantholder has not been asked by the Company or its Subsidiaries to agree, and the Warrantholder has not agreed with the Company or its Subsidiaries, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Warrant for any specified term except as set forth in the “standstill” provision of that certain Confidentiality Agreement, dated June 3, 2011, between the Company and Highbridge Principal Strategies, LLC (the “Confidentiality Agreement”) which provision the Company hereby irrevocably waives (it being understood that the Warrantholder remains subject to all other terms and provisions of the Confidentiality Agreement in accordance with its terms); (ii) that past or future open market or other transactions by the Warrantholder, including, without limitation, short sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) that the Warrantholder, and counter-parties in “derivative” transactions to which the Warrantholder is a party, directly or indirectly, presently may have a “short” position in the Common Stock; and (iv) that the Warrantholder shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (a) the Warrantholder may engage in hedging and/or trading activities at various times during the period that the Warrants are outstanding, including, without limitation, during the periods that the value of the Warrant Shares deliverable with respect to Warrants are being determined and (b) such hedging and/or trading activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging and/or trading activities are being conducted. Notwithstanding the foregoing, the Warrantholder shall not be permitted to engage in short sales or transfer its Warrants or Warrant Shares (other than to its affiliates) from the date hereof until the date that is ninety (90) days following the date hereof.

SECTION 2.07 Shell Company Status. The Company represents and warrants as of the Issuance Date that the Company is not currently, and has not been, an issuer of the type described in paragraph (i) of Rule 144 under the Securities Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE WARRANTHOLDER

Each Warrantholder hereby represents and warrants to the Company, as follows:

SECTION 3.01 Organization. Such Warrantholder is duly organized and validly existing in good standing under the laws of its jurisdiction of organization.

Warrant Issuance Agreement

SECTION 3.02 Authority Relative to This Agreement. Each Warrantholder has all necessary power and authority to execute and deliver this Agreement, to perform its or his respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Warrantholder and constitutes a valid and binding obligation of such Warrantholder, enforceable against such Warrantholder in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

SECTION 3.03 No Conflict. (a) The execution and delivery of this Agreement by such Warrantholder does not, and the performance of this Agreement by such Warrantholder does not and shall not, (i) conflict with or violate any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree applicable to such Warrantholder, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which such Warrantholder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of The NASDAQ Global Select Market) applicable to such Warrantholder or by which any property or asset of such Warrantholder is bound or affected.

(b) The execution and delivery of this Agreement by such Warrantholder does not, and the performance of this Agreement by such Warrantholder does not and shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity.

SECTION 3.04 Accredited Investor. Such Warrantholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

SECTION 3.05 No Sale or Distribution. Such Warrantholder is acquiring the Warrants for its own account and not with a view towards, or for resale in connection with, the sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, such Warrantholder does not agree to hold any of the Warrants or the Warrant Shares for any minimum or other specific term and reserves the right to dispose of the Warrants or the Warrant Shares at any time in accordance with or pursuant to an effective registration statement or an exemption under the Securities Act and pursuant to the applicable terms of the Warrant.

Warrant Issuance Agreement

ARTICLE IV

MISCELLANEOUS

SECTION 4.01 Further Assurances. The Company and the Warrantholders will execute and deliver all such further documents and instruments and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

SECTION 4.02 Disclosure of Transactions and Other Material Information. Neither the Company nor the Warrantholders shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Warrantholders, to make any press release or other public disclosure with respect to such transactions as may be required by applicable law and regulations (provided that the Warrantholders shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release, to the extent reasonably practicable).

SECTION 4.03 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. The Warrantholders shall be entitled to reasonable attorneys’ fees in any action brought to enforce this Agreement in which such Warrantholders are the prevailing party solely against the party over whom they have prevailed.

SECTION 4.04 Entire Agreement. This Agreement and the Warrants are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein or in the Warrants. This Agreement and Warrants supersede all prior agreements and understandings between the parties to this Agreement, both written and oral, with respect to such subject matter.

SECTION 4.05 Amendments and Waivers. This Agreement and any term hereof may not be amended, modified, supplemented or terminated, and waivers or consents to departure from the provisions hereof may not be given, except by written instrument duly executed by the Warrantholders holding Warrants representing the right to purchase at least a majority of the then current number of Warrant Shares. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

Warrant Issuance Agreement

SECTION 4.06 Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law; provided that this Section 4.06 shall not cause this Agreement to differ materially from the intent of the parties as herein expressed.

SECTION 4.07 Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

SECTION 4.08 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns (including any permitted transferee of Warrants or Warrant Shares). Any holder of the Warrants or Warrant Shares may assign to any permitted (as determined under the Warrant) transferee of its Warrants or Warrant Shares, its rights and obligations under this Agreement; provided, however, if any permitted transferee shall take and hold Warrants or Warrant Shares, such transferee shall promptly notify the Company and by taking and holding such Warrants or Warrant Shares such permitted transferee shall automatically be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement as if it were a party hereto

Warrant Issuance Agreement

(and shall, for all purposes, be deemed a holder of Warrants or Warrant Shares under this Agreement). If the Company shall so request, any heir, successor or permitted assign (including any permitted transferee) wishing to avail itself of the benefits of this Agreement shall agree in writing to acquire and hold the Warrants or Warrant Shares subject to all of the terms hereof. For purposes of this Agreement, “successor” for any entity other than a natural person shall mean a successor to such entity as a result of such entity’s merger, consolidation, sale of substantially all of its assets, or similar transaction. Except as provided above or otherwise permitted by this Agreement, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or any Stockholder without the consent of the other parties hereto other than assignment by the Company in the event of a Fundamental Transaction (as defined in the Warrant) in accordance with the terms of the Warrant.

SECTION 4.09 Counterparts. This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original and enforceable, but all of which, taken together, shall constitute one and the same instrument.

SECTION 4.10 Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (v) “or” is not exclusive; and (vi) provisions apply to successive events and transactions.

SECTION 4.11 Notices. All notices and other communications (and deliveries) provided for or permitted hereunder shall be made in writing by hand delivery, facsimile or electronic transmission, any courier guaranteeing overnight delivery or first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:
Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600
Dallas, Texas 75201
Telecopier: (214) 880-3599
E-mail:
Attention: Don McAleenan

Warrant Issuance Agreement

with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899
Telecopier: (302) 651 3001
E-mail: Attention: Robert B. Pincus, Esq.
If to Warrantholder:
Highbridge Principal Strategies, LLC
40 West 57th Street — 33rd Floor
New York, New York 10019
Telecopier: (646) 495-4469
E-mail: Attention: Vikas Keswani
with copies to:	Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telecopier: (212) 593-5955
E-mail:
Attention: Robert Goldstein

All such notices and communications (and deliveries) shall be deemed to have been duly given: on the earliest to occur (i) at the time delivered by hand, if personally delivered; (ii) the date of transmission when transmitted, if delivered by facsimile or electronic transmission at the facsimile number or electronic mail address specified in this Section 4.11 prior to 5:00 p.m. (New York City time) on a Business Day; (iii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic transmission at the facsimile number or electronic mail address specified in this Section 4.11 on a day that is not a Trading Day or later than 5:00 p.m. (New York City time) on any Business Day; (iv) on the next Business Day, if timely delivered to a courier guaranteeing overnight delivery; and (v) upon actual receipt by the party to whom such notice is required to be given.

Warrant Issuance Agreement

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Warrant Issuance Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

BUILDERS FIRSTSOURCE, INC.

By:	/s/ Donald F. McAleenan
Name: Donald F. McAleenan Title: Senior Vice President

Warrant Issuance Agreement

HIGHBRIDGE PRINCIPAL STRATEGIES , — SENIOR LOAN FUND II, L.P. By: HIGHBRIDGE PRINCIPAL STRATEGIES, LLC, its investment manager

By:	/s/ Michael Patterson
Name: Michael Patterson Title: Managing Director

HIGHBRIDGE ONSHORE SENIOR INVESTMENTS, LLC By: HIGHBRIDGE PRINCIPAL STRATEGIES MEZZANINE PARTNERS GP, L.P., its managing member By: HIGHBRIDGE PRINCIPAL STRATEGIES, LLC, its general partner

By:	/s/ Scot French
Name: Scot French Title: Managing Director

HIGHBRIDGE SENIOR LOAN SECTOR A INVESTMENT FUND, L.P. By: HIGHBRIDGE PRINCIPAL STRATEGIES, LLC, its investment manager

By:	/s/ Michael Patterson
Name: Michael Patterson Title: Managing Director

Warrant Issuance Agreement

EXHIBIT A

September 30,
Warrantholders	Warrant Shares
Highbridge Principal Strategies – Senior Loan Fund II, L.P.	498,120
Highbridge Onshore Senior Investments, LLC	800,000
Highbridge Senior Loan Sector A Investment Fund, L.P.	301,880

Warrant Issuance Agreement

EXHIBIT B

WARRANT

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

BUILDERS FIRSTSOURCE, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.:________

Number of Shares of Common Stock: _______________

Date of Issuance: December 2, 2011 (“Issuance Date”)

Builders FirstSource, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [HIGHBRIDGE HOLDERS], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the Issuance Date (the “Initial Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below), ______________ (            )1 fully paid nonassessable shares of Common Stock, par value $0.01 per share, subject to adjustment as provided herein (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, this “Warrant”) shall have the meanings set forth in Section 19. This Warrant is one of the Warrants to Purchase Common Stock (the “Issuance Warrants”) being issued pursuant to Section 1.01 of that certain Warrant Issuance Agreement, dated as of December 2, 2011 (the “Issuance Agreement”), by and among the Company and each of the warrantholders that are signatories thereto.

[1]	The aggregate number of shares of Common Stock to be issued to the Holders shall be equal to 1,600,000 shares.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder on any time or times on or after the Initial Exercisability Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant, together with (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds or (B) a written notice to the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)) (the date on which the Holder has complied with clauses (i) and (ii) of this Section 1(a), the “Exercise Notice Date”). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the third (3rd) Trading Day following the Exercise Notice Date (the “Share Delivery Date”), the Company shall (X) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and the Warrant Shares to be received by the Holder upon such exercise are freely transferable, upon the request of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or if the Warrant Shares to be received by the Holder upon such exercise are not freely transferable, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any. On the Exercise Notice Date, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted together with the Exercise Notice pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares with respect to which the Holder exercises this Warrant, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 8(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the Company, at its option, shall deliver cash in lieu of fractional shares or issue the number of shares of Common Stock rounded up to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this

Warrant, provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or any tax imposed under Section 897 or Section 1445 of the Internal Revenue Code of 1986, as amended. The Company and the Holder shall act reasonably in good faith to minimize the amount of such taxes, if any.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $2.50, subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If on or before the Share Delivery Date the Company shall fail to issue and dispatch a certificate to the Holder and register such shares of Common Stock on the Company’s share register or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below, and if after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other reasonable out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to issue and dispatch such certificate representing such shares of Common Stock or credit such Holder’s balance account with DTC shall terminate, or (ii) promptly honor its obligation to issue and dispatch to the Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Weighted Average Price of Common Stock on the Exercise Notice Date. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the exercise of this Warrant as required pursuant to the terms hereof.

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary, the Holder may exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised.

B= the Weighted Average Price of the Common Stock for the Exercise Notice Date.

C= the Exercise Price in effect for the applicable Exercise Notice Date.

If “Net Number” is negative, “Net Number” shall be deemed to be zero.

For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the date hereof, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued to such Holder by the Company pursuant to the Issuance Agreement.

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 13.

(f) Limitations on Exercises. The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, such Person (together with such Person’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants), in each case, subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (“SEC”), as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Holder, the Company shall within one (1) Business Day confirm in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Issuance Warrants, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of the Issuance Warrants. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(g) Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of shares of Common Stock equal to 100% of the number of shares of Common Stock (the “Required Reserve Amount”) as shall from time to time be necessary to effect the exercise of all of this Warrant then outstanding (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding.

(h) Issue Price. The parties hereto (i) acknowledge and agree that, for U.S. federal income tax purposes, (A) the Loan (as that term is defined in the Financing Agreement) and the Issuance Warrants constitute an “investment unit” and (B) the issue price of the Loan is $153,600,000 and the issue price of the Warrant is $1,600,000; and (ii) unless otherwise required by applicable law, shall not take any position contrary to the preceding clause (i) for U.S. federal income tax and all other purposes.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Adjustment Upon Issuance of Shares of Common Stock. If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 2 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding the issuance or sale, or deemed issuance or sale, of any Excluded Securities) for a consideration per share less than a price (the “Applicable Price”) equal to the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the product of (A) the Exercise Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Exercise Price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Exercise Price in effect immediately prior to such Dilutive Issuance by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Shares issuable immediately prior to such Dilutive Issuance shall be adjusted to the number of shares of Common Stock determined by multiplying the Exercise Price then in effect immediately prior to such adjustment by the number of Warrant Shares acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment. For purposes of determining the adjusted Exercise Price under this Section 2(a), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion, exercise or exchange of such Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this

Section 2(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(a), no further adjustment of the Exercise Price or number of Warrant Shares shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Exercise Price and the number of Warrant Shares in effect at the time of such increase or decrease shall be adjusted to the Exercise Price and the number of Warrant Shares which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 2(a) shall be made if such adjustment would result in an increase of the Exercise Price then in effect or a decrease in the number of Warrant Shares.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such security on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b) Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(c) Adjustment Upon Subdivision or Combination of shares of Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(d) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features, but excluding the issuance or deemed issuance by the Company of any Excluded Securities), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 2(d) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2. The good faith determination of the Company’s Board of Directors with respect to such adjustment shall be conclusive and binding upon the Holders.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company at any time on or after the Issuance Date sets a record date or takes a record of the holders of its Common Stock for the purpose of any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities (other than Common Stock), property or options by way of a dividend, spin off or other similar transaction), then, (1) the number of shares of Common Stock for which this Warrant is exercisable shall be adjusted to equal the product of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such adjustment (without giving effect to the limitations on exercise set forth in Section 1(f) hereof) multiplied by a fraction (A) the numerator of which shall be the Weighted Average Price of Common Stock at the date of taking such record and (B) the denominator of which shall be such Weighted Average Price minus the amount allocable to one share of Common Stock of any such cash so distributable and of the fair value (as determined in good faith by the Board of Directors of the Company) of any and all such evidences of indebtedness, shares of stock, other securities or property or warrants or other subscription or purchase rights so distributable, and (2) the Exercise Price then in effect shall be adjusted to equal (A) the Exercise Price then in effect multiplied by the number of shares of Common Stock for which this Warrant is exercisable immediately prior to the adjustment (without giving effect to the limitations on exercise set forth in Section 1(f) hereof) divided by (B) the number of shares of Common Stock for which this Warrant is exercisable immediately after such adjustment (without giving effect to the limitations on exercise set forth in Section 1(f) hereof). Any adjustment under this Section 2(c) shall become effective at the close of business on the date the distribution that triggered the adjustment becomes effective.

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. In lieu of any adjustments pursuant to Section 2 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage, at which time the Holder shall be granted such right to the same extent as if there had been no such limitation).

(b) Fundamental Transactions. (i) Prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities, the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive, upon an exercise of this Warrant at any time after the consummation of such Fundamental Transaction but prior to the Expiration Date, in lieu of the Warrant Shares issuable upon the exercise of this Warrant prior to such Fundamental Transaction, such securities as the Holder would have been entitled to receive upon the occurrence of such Fundamental Transaction had this Warrant been exercised immediately prior to such Fundamental Transaction. The provisions of this Section 4(b)(i) shall be applied without regard to any limitations on the exercise of this Warrant set forth in Section 1(f).

(ii) Upon the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive cash or other property or assets (other than securities) with respect to, or in exchange for, shares of Common Stock, the Holder will receive, in lieu of the Warrant Shares issuable upon the exercise of this Warrant prior to such Fundamental Transaction, such cash, assets or other property whatsoever (other than securities) as the Holder would have been entitled to receive upon the occurrence of such Fundamental Transaction had this Warrant been exercised through Cashless Exercise immediately prior to such Fundamental Transaction

5. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. For the avoidance of doubt, (a) in the event that the Company, directly or indirectly, engages in any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution or similar transactions and (b) such transaction is not a Fundamental Transaction, the Person formed by, resulting from or surviving such transaction or the Person with which such transaction shall have been entered into, in each case only to the extent such Person is not the Company (the “Successor Entity”), shall assume in writing all of the obligations of the Company under this Warrant and shall deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Issuance Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of the Issuance Warrants, 100% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of the Issuance Warrants then outstanding (without regard to any limitations on exercise).

6. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7. INFORMATION RIGHTS. Notwithstanding Section 6 hereof, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof, and in the same manner as the Company customarily provides such information, to such stockholders.

8. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 8(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying all such Holder’s Warrants is being transferred (which number of transferred Warrant Shares by such Holder and its affiliates to the transferee and its affiliates may not be less than 100,000 shares (the “Minimum Transfer Amount”); provided, that such restriction shall not apply to transfers by the Holder to any of its affiliates, and, for purposes of determining whether the Minimum Transfer Amount is satisfied, all transfers by a Holder and its affiliates to a transferee and its affiliates shall be aggregated), a new Warrant (in accordance with Section 8(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred (which number of Warrant Shares may not be less than the Minimum Transfer Amount). The Minimum Transfer Amount shall be subject to the same adjustments as the number of Warrant Shares pursuant to Section 2. Without the prior written consent of the Company, no Holder may transfer any Warrant if, as a result of such transfer, the aggregate number of outstanding Warrants would be held of record by more than eight (8) Persons (treating, for purposes of this calculation, Persons that are “Affiliates,” as that term is defined in Rule 405 promulgated under the Securities Act, as a single Person).

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 8(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 8(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Issuance Warrants for fractional shares of Common Stock shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 8(a) or Section 8(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

9. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given by first class mail prepaid at such Holder’s address as it appears on the books of the Company, as furnished by such Holder to the Company from time to time, receipt of such notice to be confirmed by such Holder by electronic transmission to the Company at ______________. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, any Exercise Notice to be delivered to the Company by a Holder pursuant to Section 1(a) hereof (together with any written notice required to be delivered pursuant to Section 1(a)(ii)(B)) will be delivered by such Holder both by first class mail prepaid or overnight delivery to the Company at 2001 Bryan Street, Suite 1600, Dallas Texas 75201, Attn.: General Counsel, and by electronic transmission to the Company at ___________. In addition, without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

10. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

11. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all the Buyers and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

13. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

14. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15. LEGENDS.

(a) Restrictive Legends. Except as otherwise permitted by this Section 15, each Warrant (including each Warrant issued upon the transfer of any Warrant) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

Except as otherwise permitted by this Section 15, each certificate for Common Stock (or Other Securities) issued upon the exercise of any Warrant, and each certificate issued upon the transfer of any such Common Stock, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(b) Termination of Restrictions. The restrictions imposed on the transferability of securities set forth in the legend of this Warrant shall cease and terminate as to any particular securities (i) when a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) when such securities are sold pursuant to Rule 144 or Rule 144A (or any similar provision then in force) under the Securities Act, or (iii) when such restrictions are no longer required or necessary in order to protect the Company against a violation of the Securities Act upon any sale or other disposition of such securities without registration thereunder. Whenever such restrictions shall cease and terminate as to any such Securities, the holder thereof shall be entitled to receive from the Company, without expense, new securities of like tenor not bearing the legend set forth in this Warrant.

(c) Subject to compliance with Sections 15(a) and 15(b), if applicable, this Warrant, the Warrant Shares and all rights hereunder are freely transferable in whole or in part, without consent of the Company and without charge to the Holder hereof.

(d) The Company acknowledges and agrees that the Warrants and the Warrant Shares may be pledged by the Holder in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by such securities. The pledge of the Warrant or the Warrant Shares shall not be deemed to be a transfer, sale or assignment of such securities hereunder, and no Holder effecting a pledge of such securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement. The Company hereby agrees, subject to applicable securities laws, to execute and deliver such documentation as a pledgee of such securities may reasonably request in connection with a pledge of such securities to such pledgee by a Holder.

16. LISTING; REPORTING STATUS.

(a) The Company shall secure the listing of all of the Warrant Shares promptly upon issuance of the Warrants, upon each securities exchange and automated quotation system, if any, upon which the Common Stock is then listed, including the Principal Market (subject to official notice of issuance) and shall use its reasonable best efforts to maintain, such listing of all of the Warrant Shares from time to time issuable under the terms of the Warrants. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 16.

(b) For the avoidance of doubt, this Warrant shall not limit the Company’s right to delist, deregister, or otherwise effect any Fundamental Transaction

17. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

18. CURRENCY. All amounts set forth in this Warrant that refer to dollars or $ shall refer to US dollars. All amounts denominated in other currencies shall be converted in the US dollar equivalent amount in accordance with the Exchange Rate on the date of calculation.

19. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(b) “Bloomberg” means Bloomberg Financial Markets.

(c) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d) “Closing Sale Price” means, for any security as of any date, the last trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(e) “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.01 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(f) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(a)(i) and 2(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon exercise of the Issuance Warrants.

(g) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(h) “Eligible Market” means the Principal Market, The NASDAQ Global Market, The New York Stock Exchange, Inc. NYSE Amex Equities, or The Nasdaq Capital Market.

(i) “Excluded Securities” means (i) any security issued or issuable pursuant to or in connection with any Approved Stock Plan (including Options, restricted shares of Common Stock, restricted stock units, and any other securities that may be issued pursuant to an Approved Stock Plan and including the exchange of any such securities for replacement securities and the repricing of any such securities, so long as the exercise price for such repriced securities is not less than the fair market value of the Common Stock on the last trading date preceding the date on which such repriced securities are issued); (ii) any security issued or issuable in connection with an offering of rights to purchase shares of Common Stock (including rights to purchase shares of Common Stock and Common Stock issuable upon exercise of such rights); (iii) any Common Stock issued or issuable upon exercise of the Warrants; and (iv) any Common Stock issued or issuable upon exercise of any Options or Convertible Securities which are outstanding on the day immediately preceding the date hereof; provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the date hereof, other than as provided in clause (i) above.

(j) “Expiration Date” means the date seven (7) years after the Initial Exercisability Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next day that is not a Holiday.

(k) “Financing Agreement” means the Financing Agreement, dated as of December 2, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor), by and among the Company and each other subsidiary of the Company listed as a “Borrower” on the signature pages thereto, each subsidiary of the Company listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto, and Highbridge Principal Strategies, LLC, a Delaware limited liability company, as collateral agent for such lenders and as administrative agent for such lenders.

(l) “Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person (other than a wholly owned subsidiary), or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person (other than a wholly owned subsidiary), or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock.

(m) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(n) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(o) “Principal Market” means The NASDAQ Global Select Market.

(p) “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations thereunder, or any successor statute.

(q) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(r) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

BUILDERS FIRSTSOURCE, INC.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

BUILDERS FIRSTSOURCE, INC.

The undersigned holder hereby exercises the right to purchase _________________ of the Common Stock (“Warrant Shares”) of Builders FirstSource, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

a. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________ a “Cash Exercise” with respect to _________________ Warrant Shares; or

____________ a “Cashless Exercise” with respect to _______________ Warrant Shares.

b. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

c. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

Notwithstanding anything to the contrary contained herein, execution of this Exercise Notice by a holder of the Warrant shall constitute a representation by such holder that, after giving effect to the exercise provided for in this Exercise Notice, such holder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such Person’s affiliates) of a number of shares of Common Stock which exceeds the Maximum Percentage of the total outstanding shares of Common Stock as determined pursuant to the provisions of Section 1(f) of this Warrant. In determining whether the Holder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of the Holder’s affiliates) of a number of shares of Common Stock which exceeds the Maximum Percentage, the Company may rely on the above representation and warranty of the Holder.

If certificated Warrant Shares are to be delivered, the Company shall use the following address:

Name

Street

City	State	Zip Code

Telephone Number

If Warrant Shares are to be delivered through The Depository Trust Company, please complete the following information:

Participant

Agent ID

Institutional ID

Account Number

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:
Telephone:
E-mail:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [                    ] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated [                    ], 20___ from the Company and acknowledged and agreed to [                    ].

BUILDERS FIRSTSOURCE, INC.

By:
Name:
Title: